Exhibit 5.1

Asia Pacific Bangkok Beijing Hanoi Ho Chi Minh City Hong Kong Jakarta Kuala Lumpur Manila Melbourne Shanghai Singapore Sydney Taipei Tokyo

Baker & McKenzie

ABN 32 266 778 912

AMP Centre
Level 27
50 Bridge Street
Sydney NSW 2000
Australia

P.O. Box R126
Royal Exchange NSW 1223
Australia

Tel: +61 2 9225 0200

Fax: +61 2 9225 1595

DX: 218 SYDNEY

www.bakermckenzie.com

Europe & Middle East	February 5, 2014
Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

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Frankfurt / Main

Geneva

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

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Stockholm

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North & South America

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Buenos Aires

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Chicago

Dallas

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Washington, DC

Sundance Energy Australia Limited

633 17th Street, Suite 1950

Denver, CO  80202

USA

Dear Sirs:

We have acted as Australian counsel to Sundance Energy Australia Limited (the “Company”) in connection with the public offering of American Depositary Shares representing ordinary shares of the Company (the “Shares”) as described in the prospectus contained in the Company’s registration statement on Form F-1, as amended to date (the “Registration Statement”), filed by the Company under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (the “Commission”).

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)                 the Registration Statement; and

(b)                 a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also examined and relied upon a certificate, dated February 5, 2014, of the Company Secretary of the Company certifying the accuracy and completeness of the constitution of the Company, copies of the minutes of a meeting of the shareholders of the Company held on January 23, 2014 (the “Shareholders’ Meeting”) and resolutions of the Board of Directors of the Company dated December 12, 2013. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) that all documents submitted to us are true and complete; (f) that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed; (g) that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed; (h) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (i) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (j) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon and subject to the foregoing, we are of the opinion that:

(a)              the Company is duly incorporated and validly existing under the laws of the Australia in good standing (as such term is not defined under the Australian Corporations Act 2001, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)              the issue of the Shares has been duly authorised; and

(c)               when issued and paid for as contemplated by the Prospectus, the Shares will be validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Baker & McKenzie